Filed Pursuant to Rule 424(b)(5)

Registration Statement No. 333-184591

SUPPLEMENT NO. 1 TO PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated January 25, 2013)

4,150,000 Shares of Common Stock

TranSwitch Corporation

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Pursuant to Prospectus Supplement No. 2 dated March 28, 2013 to the Prospectus dated January 25, 2013, we offered 8,300,000 shares of our common stock and warrants to purchase up to 4,150,000 shares of our common stock. We are now registering the shares of common stock issuable from time to time upon exercise of the warrants offered thereby. The common stock and warrants were sold in units at a purchase price of $0.50, with each unit consisting of one share of common stock and a warrant to purchase .5 of a share of common stock. The units were not issued or certificated. The warrants became exercisable on May 29, 2013, and expire on the fifth anniversary of such date. For a more detailed description of the securities offered by this prospectus, see the section entitled “Description Of The Securities We Are Offering” beginning on page S-32 of Prospectus Supplement No. 2.

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Investing in our securities involves a high degree of risk. See the risk factor included herein, the “Risk Factors” section on page S-7 of Prospectus Supplement No. 2 and the corresponding sections in the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2012, as well as our subsequent filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, which are incorporated by reference into this supplement.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this supplement, the prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is August 15, 2013.

Explanatory Note

We are filing this Supplement No. 1 to Prospectus Supplement No. 2 to register the 4,150,000 shares of common stock issuable from time to time upon the exercise of the warrants offered pursuant to Prospectus Supplement No. 2. This Supplement No. 1 does not reflect events occurring after the filing of Prospectus Supplement No. 2 or modify or update those disclosures affected by subsequent events. Accordingly, this Supplement No. 1 should be read in conjunction with Prospectus Supplement No. 2 and other filings made with the Securities and Exchange Commission.

In addition to the foregoing, we are providing the following additional risk factor that should be considered in conjunction with the other risk factors appearing or incorporated by reference in Prospectus Supplement No. 2:

We may have violated the Securities Act in connection with not registering the common stock underlying the warrants at the time of the warrants’ issuance.

We registered the offer and sale of warrants to purchase 4,150,000 shares of our common stock pursuant to Prospectus Supplement No. 2, dated March 28, 2013, to the Prospectus, dated January 25, 2013, but did not register the shares of our common stock underlying such warrants until this filing. At the time of the offer and sale of the warrants and as disclosed in Prospectus Supplement No. 2, we did not have a sufficient number of shares authorized under our Certificate of Incorporation, as amended, to register the shares of our common stock underlying the warrants. As disclosed in the warrants and in Prospectus Supplement No. 2, we agreed to request that our shareholders approve an amendment to our Certificate of Incorporation, as amended, to increase the number of shares authorized. We also agreed that, if such amendment were approved, we would register the shares underlying the warrants.  The SEC takes the position that since the increase in the number of shares of authorized common stock would potentially become effective within a year, and, therefore, the warrants would potentially become exercisable within a year, the underlying shares of common stock were deemed to have been offered at the same time as the warrants. Therefore, under the SEC’s position, the shares of common stock issuable upon exercise of the warrants were deemed to have been issued and should have been registered at the same time as the warrants themselves, and the failure to do so, even though such shares had not yet been authorized, could constitute a violation of Section 5 of the Securities Act with respect to such shares of common stock.  Consequently, we could have a contingent liability arising out of this possible violation of the Securities Act.  However, because the exercise price of the warrants at the time of their issuance was, and has been through the date hereof, higher than the market price of our common stock, none of the warrants have yet been exercised and thus none of the underlying shares of common stock have in fact been issued. Additionally, the SEC takes the position that an issuer is not required to maintain a current prospectus for any warrants that are out of the money – that is, have an exercise price that is higher than the market price of the underlying shares. We are now registering the shares of our common stock underlying the warrants, and we believe that no monetary liability has been incurred. However, we could be subject to regulatory sanctions in connection with these circumstances.